Exhibit 99.1

DiaMedica Therapeutics Announces the Appointment of Biopharma Veteran Tanya Lewis to Its Board of Directors

DiaMedica Continues Building Out Board Of Directors With Key Biopharma Industry Leaders

Minneapolis, Minnesota – March 6, 2023 (Business Wire) – DiaMedica Therapeutics Inc. (Nasdaq: DMAC), a clinical-stage biopharmaceutical company focused on developing novel treatments for neurological disorders and kidney diseases, announced today the appointment of Tanya Lewis to its board of directors effective March 1, 2023. Ms. Lewis, a recognized leader in the biopharma industry and brings over 25 years of experience in drug development having played a key role in the approval of multiple new drugs.

Ms. Lewis currently serves as the Chief Development Operations Officer at Replimune Group, Inc. where she has oversight for development of an integrated clinical, regulatory and CMC strategy for the successful registration of the company’s compounds. Ms. Lewis joined the executive management team at Replimune in May 2021 after serving on Replimune’s board of directors since November 2020.

Prior to her officer position with Replimune, Tanya was Executive Vice President, Chief Regulatory Strategy and Strategic Operations at Karyopharm Therapeutics Inc., a publicly traded biopharmaceutical company (Nasdaq: KPTI), where she navigated the approval of XPOVIO®. Prior to joining Karyopharm, Ms. Lewis held leadership positions at several companies, including Tesaro and Millennium Pharmaceuticals, where she developed approval strategies and led interactions with U.S. and European regulators for registration trial designs and approvals. Ms. Lewis started her career at Genzyme Corporation in regulatory affairs. Ms. Lewis’s past accomplishments include the successful negotiations for registration trial designs, approval, and/or commercialization of VELCADE®, VARUBI®, INTEGRILIN® and ZEJULA®.

“Tanya is a respected and highly accomplished pharmaceutical industry executive with experience in global drug development and regulatory affairs. We’re very excited to have Tanya join our board of directors at this critical time as we work to resolve the clinical hold on our ReMEDy2 AIS trial.” commented Rich Pilnik, DiaMedica’s Board Chairman.

Ms. Lewis commented. “DiaMedica is at an exciting moment in its evolution and I look forward to working with the board of directors and management team to help the company on its mission to bring DM199 to benefit the millions of stroke patients without a treatment option today.”

Ms. Lewis holds a Bachelor of Science degree in Biology from Northeastern University and a Master of Science degree in Regulatory Affairs and Health Policy from Massachusetts College of Pharmacy and Allied Health Sciences.

About DiaMedica Therapeutics Inc.

DiaMedica Therapeutics Inc. is a clinical stage biopharmaceutical company committed to improving the lives of people suffering from serious diseases. DiaMedica’s lead candidate DM199 is the first pharmaceutically active recombinant (synthetic) form of the KLK1 protein, an established therapeutic modality for the treatment of acute ischemic stroke and chronic kidney disease. For more information visit the Company’s website at www.diamedica.com.

Contact:

Scott Kellen

Chief Financial Officer

Phone: (763) 496-5118
skellen@diamedica.com

Paul Papi

Corporate Communications

Phone: 617-899-5941

ppapi@diamedica.com